Exhibit 10.22

                   FIRST AMENDMENT TO EMPLOYMENT AGREEMENT
                         Between Parlex Corporation
                                     and
                             Jonathan R. Kosheff

      This First Amendment to Employment Agreement (this "Amendment") is entered into as of July 21, 2004 , by and between Parlex Corporation (the "Company") and Jonathan R. Kosheff ("Employee") and amends that certain Employment Agreement by and between the parties hereto dated September 1, 2002 (the "Agreement") as herein provided.

NOW THEREFORE, in consideration of the mutual promises and covenants herein set forth and as set forth in the Agreement, and for other good and valuable consideration, the receipt and sufficiency of which the parties hereby acknowledge, each to the other, the parties hereto agree as follows:

      1. Section 1 of the Agreement shall be amended by deleting the date "August 31, 2004" at the end of such section and replacing it with the date "August 31, 2005".

      2. Section 2.3 of the Agreement shall be amended by deleting the provisions of such section in their entirety and inserting the following:

      "(a)   If, during the term of the Agreement, a Change of Control (as defined below) shall occur, then Employee shall have the option, beginning six (6) months after the Effective Date (as defined below) of the Change of Control, exercisable by him at any time during the remainder of the term of the Agreement, upon giving written notice to the Company (such date, the "Termination Date"), to terminate this Agreement. In the event the Employee elects to terminate the Agreement as provided for herein, then Company shall pay to Employee, beginning 15 days after receipt of written notice from Employee exercising his rights under this provision, an amount, payable on a monthly basis, for a period of twelve (12) months from the Termination Date, equal to one hundred percent (100%) of the rate of compensation payable per month to Employee, at the time of Employee's termination, pursuant to subsection 2.1 above, plus an amount equal to the monthly COBRA payment for the health insurance plan the Employee participates in, at the time of Employee's termination but shall not be required to pay to Employee the compensation described in Section 7.3 below. Upon Employee's termination of this Agreement, he shall also be entitled to exercise, to the extent they are then exercisable, any stock options within a period of ninety (90) days following the Termination Date, but in no event later than the expiration date of any stock option. For purposes of this Agreement, the "Effective Date" shall mean the date upon which a Change of Control (as defined below) occurs.


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      (b)   If, within seven (7) months following the Effective Date of a
      Change of Control or within sixty (60) days prior to the Effective Date, the Company terminates the Employee's employment hereunder, and said decision was made without Cause, the Company shall pay to the Employee in a lump sum, an amount equal to eighteen (18) months of compensation at the rate of compensation payable per month to Employee, at the time of Employee's termination, pursuant to subsection 2.1 above plus an amount equal to eighteen (18) months of the monthly COBRA payment for the health insurance plan the Employee participates in, at the time of Employee's termination. The Employee shall also receive, at the expense of the Company, professional outplacement services, provided that the Company shall only be required to bear up to Twenty-Five Thousand Dollars ($25,000) for said services. Additionally, all stock options granted to the Employee shall be immediately and automatically accelerated and become fully vested and all unexercised stock options shall be exercisable by the Employee during the period ending ninety (90) days after the date of termination by the Company, but in no event later than the expiration date of any stock option."

      (c)   In the event any conflict arises between the provisions of this
      Section 2.3 and the provisions of Section 7.3 below, the provisions of this Section 2.3 shall govern and control."

      3.    1.    Section 7.3 of the Agreement shall be amended by deleting
the provisions of such section in their entirety and inserting the following:

      "If the Employee's employment is terminated without Cause pursuant to
      Section 6.3, the Company shall pay to Employee both (i) the compensation and benefits otherwise payable to him under Section 2 through the last day of his actual employment by the Company and (ii) an amount, payable on a monthly basis, through August 31, 2005 equal to one hundred percent (100%) of the rate of compensation payable per month to Employee, at the time of Employee's termination, pursuant to subsection 2.1 above. Additionally, Company shall pay to Employee a monthly sum equivalent to one hundred percent (100%) of the rate of compensation payable per month to Employee, at the time of Employee's termination, pursuant to subsection 2.1 above ("Termination Pay"), for each month or pro rata portion of each month, from September 1, 2005 to the earlier to occur of the following dates: (a) August 31, 2006; or (b) Employee becomes reemployed in any capacity with either Company or any third party."

      4. Section 7.4 of the Agreement shall be amended by deleting the provisions of such section in their entirety and inserting the following:

      "In the event the Company decides after expiration of this Agreement not to renew Employee's employment with the Company and said decision was made without Cause, the Company shall pay to Employee a monthly sum equivalent to one hundred percent (100%) of the rate of compensation payable per month to


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      Employee, at the time of expiration of this Agreement, pursuant to subsection 2.1 above ("Termination Pay"), for each month or pro rata portion of each month, from August 31, 2005 to the earlier to occur of the following dates: (a) August 31, 2006; or (b) Employee's reemployment."

      5. The parties acknowledge and agree that except for the provisions contained in this Amendment, the Agreement shall continue in full force and effect and constitutes the full and complete understanding and agreement of the parties. In the event of a conflict between the provisions of this Amendment and the Agreement, the provisions of this Amendment shall govern.

      IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed the day and year first above written.


COMPANY:                               EMPLOYEE:

PARLEX CORPORATION


By:  /s/ Peter J. Murphy               /s/ Jonathan R. Kosheff
     ------------------------------    ------------------------------------
     Peter J. Murphy                   Jonathan R. Kosheff
     President


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